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                                                                      EXHIBIT 11


                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


          This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") dated as of September 20, 1996 by and among BA LEASING & CAPITAL CORPORATION, a California corporation ("Buyer"), USL CAPITAL CORPORATION, a Delaware corporation ("USL Capital"), and FORD MOTOR CREDIT COMPANY, a Delaware corporation ("Ford Credit").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, Buyer, USL Capital and Ford Credit are party to that certain Asset Purchase Agreement dated as of August 5, 1996 (the "Agreement"; capitalized terms used but not defined herein being used herein as therein defined); and

          WHEREAS, Buyer and Sellers desire to amend the Agreement on the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and USL Capital and Ford Credit do hereby agree as follows:

          1.  Amendments.
              ----------

          (a) Section 1.1(c) of the Agreement is hereby amended to read in its entirety as follows:

              "[Reserved.]"

          (b) Clause (v) of the defined term "Purchased Assets" set forth in
Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

              "(v) the personal computers, printers and calculators owned by USL Capital and used exclusively by the Transferred Employees;"

          (c) The defined term "Reserves Adjustment Amount" set forth in Section
1.2 of the Agreement is hereby amended to read in its entirety as follows:

              ""Reserves Adjustment Amount" means, for any Transaction at any date, the product of (i) $8,000,000 (i.e., $13,300,000 in reserves, minus related deferred tax assets of $5,300,000) and (ii) a fraction the numerator of which is the Base Price for such Transaction at such date (increased, with respect to any Affordable Housing Transaction, by the amount of capital contributions with respect thereto that are
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     assumed to be made following the Closing in the calculation of the Base
     Price therefor) and the denominator of which is $1,784,890,198. If, following the later of the last Closing held hereunder and the last "Closing" under the Concurrent Asset Purchase Agreement, Sellers and the Selling Subsidiaries shall have sold to Buyer assets having, together with those assets sold by USL Capital to SPLC pursuant to the Concurrent Asset Purchase Agreement, an aggregate price as shown on the September 1 Statement of Aggregate Net Present Value hereunder and thereunder (as it shall be amended from time to time to reflect the addition of any new assets or transactions in which a Seller has acquired an interest in accordance with the provisions of Section 6.2 and the provisions of Section
     6.2 of the Concurrent Asset Purchase Agreement) in excess of $1,784,890,198, Buyer shall pay to Seller the amount by which the Closing Date Aggregate Adjusted Cash Price for each Closing Date was higher than it would have been had the denominator in the fraction specified in the preceding sentence at such Closing Dates been $1,784,890,198 plus the additional aggregate price as shown on the September 1 Statement of Aggregate Net Present Value hereunder and thereunder for such additional assets, together with interest thereon from the pertinent Closing Dates at the Agreed Rate. For all purposes of this definition, references to the transfer of Purchased Assets from either Seller to Buyer shall be deemed to also refer to and include transfers of "Purchased Assets" (as defined in the Concurrent Asset Purchase Agreement) from USL Capital to SPLC and references to the September 1 Statement of Aggregate Net Present Value shall be deemed to also refer to and include the "September 1 Statement of Aggregate Net Present Value" as defined in the Concurrent Asset Purchase Agreement."

          (d) Section 7.3(i) of the Agreement is hereby amended to read in its entirety as follows:

              "(i) At the Initial Closing, Buyer shall pay to USL Capital the sum of $251,000 (the "Severance Costs Payment") to defray the allocated severance costs of USL Capital's Central Services employees who are partially, but not primarily, allocated to the Business."

          (e) The first sentence of Section 13.8 of the Agreement is hereby amended to read in its entirety as follows:

     "Sellers shall indemnify and hold harmless Buyer and the Subsidiaries from all sales or use, transfer, documentary, registration or other similar Taxes imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption

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     of the Assumed Liabilities by, Buyer pursuant to this Agreement (including, but not limited to, any such Taxes resulting from the Section 338 Election) and any such Taxes imposed on the transfers of the Separate Pool Assets from a Seller to Buyer, thereafter from Buyer to SPLC and thereafter from SPLC to DFO Partnership."

          2.   Tax Certificates.  Buyer has executed and delivered and Holdings
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and DFO Partnership shall execute and deliver certain interstate commerce, resale exemption and sales tax exemption certificates (the "Tax Certificates") with respect to the Contemplated Transactions under the Agreement and the Commitment Agreement. All such Tax Certificates have been and shall be executed and delivered in good faith, and the factual statements made therein by or on behalf of the Persons executing the same are and shall be true and correct (it being understood and agreed that none of such Persons shall be deemed to have made any representation or warranty with respect to the availability of any Tax exemption as a result of the delivery of the Tax Certificates). Sellers acknowledge that, notwithstanding the execution and delivery of the Tax Certificates, Sellers' obligations under Section 13.8 of the Agreement shall remain unmodified and shall include Taxes that may be imposed in connection with the delivery of the Tax Certificates.

          3.   Comair Guaranty.  As of the date hereof, none of Buyer or any of
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its Affiliates has been substituted for USL Capital, and USL Capital has not been released from liability in respect of, the Guaranty Agreement listed as
Item 1 on Schedule 7.2 of the Agreement. Buyer acknowledges that, notwithstanding the occurrence of the Initial Closing (or any Subsequent Closing), Buyer's obligations under Section 7.2(b) of the Agreement remain unmodified, and Buyer agrees to continue to use all reasonable efforts to effect such substitution and release.

          4.   Closing Date Notice.  Buyer and Sellers agree that Sellers'
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Closing Date Notice with respect to any Subsequent Closing to be held on or prior to September 30, 1996 may be delivered later than five business days prior to such Subsequent Closing but not later than three business days prior to such Subsequent Closing, and that Buyer's Statement of Closing Date Aggregate Net Present Value with respect to any such Subsequent Closing may be delivered later than three business days prior to such Subsequent Closing but not later than one business day prior to such Subsequent Closing.

          5.   General.  This Amendment shall be governed by and construed in
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accordance with the Laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines. This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective

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unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other parties. Except as expressly amended, modified or supplemented hereby, the Agreement shall remain in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, each of Buyer and each Seller has caused this Amendment to be executed by its duly authorized representative as of the date first above written.


                              BA LEASING & CAPITAL CORPORATION


                              By:    /s/ Terri L. Kwiatek
                                   -----------------------
                              Name:  Terri L. Kwiatek
                              Title:  Senior Vice President


                              USL CAPITAL CORPORATION


                              By:    /s/ James G. Duff
                                   -----------------------
                              Name:  James G. Duff
                              Title:   Chairman and Chief
                                       Executive Officer


                              FORD MOTOR CREDIT COMPANY


                              By:    /s/ Thomas L. Saybolt
                                   -----------------------
                              Name:  Thomas L. Saybolt
                              Title:  Attorney-in-Fact

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